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                                                                  EXHIBIT 10.51

                                    AGREEMENT

     This Agreement (the "Agreement") is entered into as of February 14, 2003 (the "Execution Date") by and between Deltagen, Inc., a Delaware corporation (the "Company"), and Mark Moore, Ph.D. ("Executive") (together "the Parties").

     WHEREAS, Executive is employed by the Company as Chief Scientific Officer pursuant to the terms of an employment agreement dated April 7, 2000 (the "Employment Agreement");

     WHEREAS, the Company made a full recourse loan to Executive evidenced by that certain promissory note dated March 16, 2000 (the "Promissory Note") in the original principal amount of $268,350 (the "Loan");

     WHEREAS, as of February 14, 2003, the Loan had an outstanding balance (principal and interest) of $320,893.67;

     WHEREAS, the Loan has a maturity date of March 16, 2004 (the "Maturity Date");

     WHEREAS, the Loan is secured by the underlying shares that the Executive purchased with the Loan proceeds; and

     WHEREAS, the Company has agreed to provide certain retention bonuses to Executive, to settle the Loan and to offer an option exchange to Executive.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

     1.   Promissory Note.

          The Promissory Note is eligible for prepayment, in whole or in part, at Executive's election without penalty, fee or acceleration pursuant to the terms of the Promissory Note. Both Parties desire that Executive fully repay his obligations under the Promissory Note on the Execution Date. The following shall occur on the Execution Date in full satisfaction of Executive's accumulated debt of $320,893.67, which represents the outstanding balance of the loan as of the Execution Date:

          (a) The Company shall repurchase all 53,573 unvested shares pledged to the Promissory Note at their original cost of $1.5662 per share. The aggregate repurchase amount of $83,906.03 shall be applied by the Company to repay accrued unpaid interest and principal on the Promissory Note;

          (b) All 117,855 vested shares pledged to the Promissory Note shall be repurchased by the Company using the Company's closing share price of $0.299 on the Execution Date, and the proceeds of such repurchase shall be applied by the Company and Executive to repay accrued unpaid interest and principal on the Promissory Note; and

          (c) Executive shall transfer the number of Company common shares to the Company needed (up to a maximum of 674,746 shares) to fully off pay any remaining accrued interest and principal on the Promissory Note. Such transferred shares shall be valued using the Company's closing share price of $0.299 on the Execution Date. If there is any outstanding balance on the Promissory Note after such transfer of shares, then such balance shall be paid in cash by Executive on the Execution Date.

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     2.   Retention Bonus.

          (a) Bonus Amount; Duration. The Company agrees to pay Executive a retention bonus of fifteen thousand dollars ($15,000) per month (each, a "Retention Bonus") for a nine-month period beginning on the Execution Date.

          (b) Payment Dates. The initial Retention Bonus shall be paid on the Execution Date and subsequent Retention Bonus payments shall occur on the following dates in 2003: March 14, April 14, May 14, June 13, July 14, August 14, September 12, October 14 and November 14; provided, however, that no Retention Bonus shall be due and payable if the date of payment of such Retention Bonus is after the date of the termination of Executive's employment with the Company under one or more clauses of the Employment Agreement, where such termination is for Cause as defined in the Employment Agreement.

     3. Option Exchange. All 488,356 of Executive's outstanding stock options having a per-share exercise price that is greater than $0.31 shall be surrendered to the Company in exchange for 341,849 shares of restricted Company common stock pursuant to the Company's option exchange program, and the restricted stock agreement attached hereto as Exhibit A, provided that Executive tender payment of $341.85, the par value of such shares, to the Company on the date the options are tendered.

     4. Taxes. Any tax obligations of Executive (and tax liability therefor) relating to any of the above transactions, including any penalties and interest based upon such tax obligations are entirely the responsibility and liability of Executive and all tax withholding requirements if any must be timely satisfied by Executive. All payments made pursuant to this Agreement shall be conditioned on Executive's satisfaction of such withholding.

     5. Employment Agreement. Nothing herein provides Executive with any right of continued employment and Company may exercise any termination rights under the Employment Agreement notwithstanding this Agreement. This Agreement does not form a part of and shall not be integrated with the Employment Agreement. The Employment Agreement shall continue in full force and effect notwithstanding the effectiveness or termination of this Agreement.

     6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     7. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and which together will be a single instrument.

     8. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     9. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his

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own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     10. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of this Agreement.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.



___________________________________     DELTAGEN, INC.
MARK MOORE, PH.D., EXECUTIVE

                                        By: _________________________________

                                        Name: _______________________________

                                        Title: ______________________________

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